EXHIBIT 1

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in Registration Statement No. 333-03057 of National Fuel Gas Company Tax Deferred Savings Plan for Non-Union Employees on Form S-8 of our report dated June 8, 2001, relating to the financial statements which appear in this Form 11-K for the year ended December 31, 2000.

MCGLADREY & PULLEN, LLP

Buffalo, New York
June 27, 2001